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                                                                    EXHIBIT 99.3


                     NON-QUALIFIED STOCK OPTION AGREEMENT


        THIS AGREEMENT dated as of the 25th day of September, 1995 (the "Grant Date") by and between COMPDENT CORPORATION, a Delaware corporation, with its principal office at 8800 Roswell Road, Suite 244, Atlanta, Georgia 30350 (the "Company"), and JOSEPH CIFFOLILLO (the "Optionee").

        WHEREAS, the Company desires to provide to Optionee the opportunity to acquire an equity interest in the Company as an additional incentive for serving as director of the Company; and

        WHEREAS, to facilitate the above the Company's Board of Directors has authorized issuance of certain options to purchase shares of the Company's Common Stock, the terms and conditions of which are as set forth herein.

        NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

        1. Grant of Option. The Company hereby grants to the Optionee the option to purchase from the Company all or any part of an aggregate number of 20,000 shares of Common Stock of the Company (hereinafter such shares of Common Stock are referred to as the "Optioned Shares" and the option to purchase the Optioned Shares is referred to as the "Option").

        2. Exercise Price. The price to be paid for the Optioned Shares shall be Twenty-Nine Dollars ($29.00) per share.




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        3.      Vesting and Exercisability.  Optioned Shares may be purchased pursuant to this Option at any time and from to time during a period of six (6) years from the date hereof, in whole or in part, subject to Sections 5 and 8 and subject to the provisions hereof:

                (a) No Optioned Shares may be purchased during the first twelve (12) month period following the date hereof;

                (b) On or after September 25, 1996, Optionee may purchase up to twenty-five percent (25%) of the Optioned Shares;

                (c) On or after September 25, 1997, Optionee may purchase up to an additional twenty-five percent (25%) of the Optioned Shares;

                (d) On or after September 25, 1998, Optionee may purchase up to an additional twenty-five percent (25%) of the Optionee Shares;

                (e) On or after September 25, 1999, Optionee may purchase up to an additional twenty-five percent (25%) of the Optioned Shares;

                (f) The option to purchase such Optioned Shares as set forth above shall accumulate from year to year, but all options to purchase Optioned Shares must be exercised on or before September 24, 2001 (the "Expiration Date"), at which time all unexercised Options will expire.

                (g)(1) Notwithstanding the foregoing, the Optionee may purchase all or any portion of the entire amount of Optioned Shares in the event of a Stipulated Transaction (as hereinafter defined). Such purchase shall occur not later than the closing of the Stipulated Transaction.


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         (2)    A "Stipulated Transaction" shall mean the occurrence of one or more of the following events:

                (i) The dissolution, liquidation or winding up of the Company following any sale or other disposition of all or substantially all of the Company's properties and assets as an entirety to any other Person or Persons (as hereinafter defined) as part of a plan for such liquidation, dissolution or winding up; or

                (ii) A transaction or a series of related transactions by or through which a majority of the voting power of the capital stock of the Company is acquired by a Person or Persons who, prior to such transaction or transactions, collectively owned less than a majority of such voting power, whether such transaction is effectuated by merger, consolidation, sale or exchange of stock, or otherwise. For purposes of this Agreement, the term "Person" shall mean an individual, a corporation, an association, a partnership, an estate, a trust, and any other entity or organization.

    4. Exercise of Option. The Option may be exercised only by written notice ("Notice"), which shall (i) specify the number of Optioned Shares being purchased in cash or its equivalent, and (ii) reaffirm those acknowledgments and representations of Optionee as set forth in Section 9 herein. Said Notice shall be delivered or mailed by postpaid, registered or certified mail addressed to the Company at its principal office, Attention: President. Within five (5) business days following the date of exercise, payment shall be made in full. Such purchased shares shall be forthwith delivered to Optionee.

    5. Termination. In the event that the Optionee's position as a member of the Board of Directors of the Company or any of its subsidiaries terminates for any reason, this Option shall


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no longer vest or become exercisable with respect to any additional Optioned
Shares after the effective date of such termination, and this Option may thereafter be exercised, to the extent it was vested and exercisable on the date of such termination, by the Optionee until the earlier of three (3) months from the effective date of such termination or the Expiration Date.

        6. Transferability. The Option herein granted shall not be transferable by the Optionee otherwise than by will (or trust), the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Service of 1986, as amended, or Title I of the Employment Retirement Income Security Act, or the Rules thereunder. The Option may be exercised during the life of the Optionee solely by the Optionee, except that in the case of death or incompetence of an Optionee, the Optionee's personal representative shall have the power to exercise the Options within the time period prescribed in Section 5 above.

        7. Adjustments Upon Changes in Capitalization. If the outstanding shares of the class then subject to this Option are increased or decreased, or are changed into or exchanged for a different number or kind of shares of securities, as a result of one or more reorganizations (not involving the acquisition of, or merger with, another business or entity, or the acquisition of its assets), recapitalizations, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities for which the unexercised portions of this Option may thereafter be exercised, all without any change in the aggregate exercise price applicable to the unexercised portions of this Option, but with a corresponding adjustment in the exercise price per share. No fractional share of stock shall be issued under this Option or in connection with any such adjustment. Such adjustments shall be



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made by or under authority of the Board of Directors of the Company whose determination as to what adjustments shall be made, and the extent thereof, shall be final binding and conclusive.

        8. Effective of Certain Transactions. In the case of (a) the dissolution or liquidation of the Company, (b) a merger, reorganization or consolidation in which the Company is acquired by another Person or Persons (other than a holding company formed by the Company) or in which the Company is not the surviving corporation, (c) the sale of all or substantially all of the assets of the Company to another Person or Persons, or (d) the sale of more than eighty (80%) percent of the voting power of the capital stock of the Company to an unrelated Person or Persons, this Option shall terminate on the effective date of such transaction or event, unless provision is made in such transaction in the sole discretion of the parties thereto for the assumption of this Option or the substitution for this Option of a new stock option of the successor Person or a parent or subsidiary thereof, with such adjustment as to the number and kind of shares and the per share exercise price as such parties shall agree to. If this Option shall terminate pursuant to the foregoing sentence, the Optionee shall have the right, at such time prior to the consummation of the transaction causing such termination, to exercise the unexercised portions of this Option, including the portions thereof which would not yet be exercisable.

        9.      Optionee's Acknowledgment and Representations.

                (a) Optionee acknowledges and understands that the Optioned Shares have not been registered with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act"), as amended, nor with any state securities regulatory authority. As such, the shares purchased under this Option Agreement, if exercised, cannot be subsequently or otherwise


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transferred without (1) prior registration under the Act and under applicable state laws, or (2) prior receipt of an opinion of counsel for the issuer to the effect that such proposed sale or other transfer is in compliance with all applicable state and federal securities laws.

                (b) That Optionee will be acquiring the stock for his own investment and personal interest in the Company and not for the account of any other person, with no intention on his part of affecting a redistribution of such stock or any part thereof.

                (c) That Optionee has asked questions and received all answers to information he considers pertinent to form a knowledgeable opinion about this investment.

                (d) That the Optionee understands and acknowledges that he shall not be deemed for any purpose to be a shareholder of the Company with respect to any of the Optioned Shares, except to the extent that the Option herein granted shall have been exercised with respect thereto and a stock certificate issued therefor.

                (e) That the existence of the Option herein granted shall not effect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock of the Company or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

                (f) That as a condition of the granting of the Option herein granted, the Optionee agrees, for himself and his personal representative, that any dispute or disagreements


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which may arise under or as a result of or pursuant to this Agreement shall be determined by the Board of Directors in its sole discretion, and that any interpretation by the Board of Directors of the terms of this Agreement shall be final, binding and conclusive.

        10. This Option shall not confer upon the Optionee any right with respect to the continuance of the relationship between Optionee and the Company or its related corporations, nor shall it interfere in any way with the right of the Company to terminate the Optionee's relationship with the Company or any of its subsidiaries.

        11. This Agreement shall be governed and interpreted by the laws of the State of Delaware.

        12. As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

        13. This Agreement and the exhibits thereto constitute the entire agreement between the parties with respect to the subject matter hereof, and no change or modification shall be valid unless made in writing and signed by the party against whom such change or modification is sought to be enforced.



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        IN WITNESS WHEREOF, the Company has caused this Non-Qualified Stock
Option Agreement to be executed by its duly authorized officers and the Optionee has hereunto affixed his hand the day and year first above written.


                                        COMPDENT CORPORATION:


                                        By: /s/ David R. Klock
                                           ----------------------------

                                        Title:  Chairman & CEO
                                              -------------------------


                                        OPTIONEE:


                                        /s/ Joseph Ciffolillo
                                        -------------------------------
                                        JOSEPH CIFFOLILLO



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